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                                                                Exhibit 99(j)(2)
                            Secretary's Certificate


     I, Stephen J. Shenkenberg, Secretary of St. Clair Funds, Inc. (the "Fund"), hereby certify that the following resolution was adopted by the Board, including a majority of the disinterested Board Members, of the Fund at a meeting duly called and held on February 25, 2001, at which a quorum was present and acting throughout:

     Resolved, that Stephen J. Shenkenberg, MaryAnn Shumaker, Patrick W.D. Turley and Mary Moran Zeven be, and each of them hereby is, authorized to execute and sign on behalf of James C. Robinson, President of the St. Clair, all amendments to the St. Clair's Registration Statements on Form N-1A pursuant to a power of attorney from James C. Robinson.



Dated:  February 26, 2001              /s/ Stephen J. Shenkenberg
                                       --------------------------
                                       Stephen J. Shenkenberg
                                       Secretary